EXHIBIT 4(a)

                                              EXECUTION COPY



                          AMENDMENT NO. 4 AND WAIVER

    AMENDMENT NO. 4 AND WAIVER dated as of June 28, 2001 to the Inventory Credit Agreement dated as of September 12, 1995 among Bethlehem Steel Corporation (the "Borrower"), the Lenders party thereto and Morgan Guaranty Trust Company of New York (the "Administrative Agent"), as Administrative Agent and Structuring and Collateral Agent (as amended, the "Inventory Credit Agreement").

                             W I T N E S S E T H :

    WHEREAS, the Borrower has requested that the Lenders grant certain interim waivers under the Inventory Credit Agreement, and make certain other modifications thereto, as set forth herein;

    WHEREAS, the Lenders are willing to grant such waivers and make such other modifications, on the terms and conditions set forth herein;

    NOW, THEREFORE, the parties hereto agree as follows:

    Section 1. Defined Terms; References. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Inventory Credit Agreement shall have the meaning assigned to such term in the Inventory Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Inventory Credit Agreement shall, after this Amendment and Waiver becomes effective, refer to the Inventory Credit Agreement as modified hereby.

    (b) As used herein, the following additional terms have the following meanings:

    "Amendment No.  4 Effective Date" has the meaning given in Section 11.

    "Cash Availability" means, as at any time of determination, the sum of the amount of all money, currency and temporary cash investments arising out of its operations held or carried in any deposit, custody or other account maintained by the Borrower and its Subsidiaries.






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    "EBITDAPO" means, for any period, Net Income for such period, plus Interest
Expense plus depreciation and amortization plus income tax expense plus non-cash pension expense plus non-cash OPEB expense minus gains or plus losses on asset sales, and plus or minus, as the case may be, other unusual and non-recurring adjustments, in each case to the extent subtracted or added in determining Net Income for the corresponding period and in each case, of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Interest Expense" means, with respect to any period, the interest expense of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Inventory Availability" means (i) the Borrowing Base less (ii) the sum of
(x) the aggregate principal amount of Loans, (y) the face amount of all undrawn Letters of Credit and (z) all unreimbursed amounts of all drawn Letters of Credit.

    "Net Income" means, with respect to any period, the net income of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Receivables Availability" means the Available Commitment as defined in the Receivables Purchase Agreement, as amended.

    "Waiver Period" means the period beginning on the Amendment No. 4 Effective Date and ending at 5:00 P.M. (New York City time) on the date on which the Administrative Agent receives the Borrower's audited financial statements for fiscal year 2001 pursuant to Section 5.1(a) of the Inventory Credit Agreement, provided that if on such date there are any existing Events of Default, the Waiver Period shall instead end at 5:00 P.M. (New York City time) on such date, if ever, by which all such Events of Default have been cured or waived pursuant to the Inventory Credit Agreement, it being understood and agreed that the duration of the Waiver Period shall have no bearing on the determination of whether the Borrower is in compliance with Section 5.6 of the Inventory Credit Agreement as at December 31, 2001 or the ability of the Lenders or the Agents to exercise any of their rights and remedies on account of such Event of Default. The Lenders further agree that any failure of the Borrower to be in compliance with Section 5.6 of the Inventory Credit Agreement as of December 31, 2001 shall not constitute a Default unless such failure is continuing on January 30, 2002.


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    Section 2.  Amendments.  (a) Change in Control.  (i) Section 1.1 of the
Inventory Credit Agreement is hereby amended by the addition of the following new definitions in their appropriate alphabetical order:

                   "Amendment No.  4" means the Amendment and Waiver dated
              June 29, 2001 to this Agreement.

                   "Amendment No.  4 Effective Date" means the date on
              which Amendment No. 4 becomes effective in accordance with its terms.

                   "Change in Control" means (a) the acquisition of
              ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) in office as of the Amendment No. 4 Effective Date, (ii) nominated by the board of directors of the Borrower in office as of the Amendment No. 4 Effective Date, nor (iii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any such Person or group; or (d) the sale of all or substantially all of the assets of Borrower.

                   "Control" means the possession, directly or indirectly,
              of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

              (ii) Section 6.1 of the Inventory Credit Agreement is hereby amended by the addition of the word "or" after the semi-colon at the end of clause (m) and the addition of the following new clause (n):

                      (n) a Change in Control shall have occurred;

         (b) Pricing Schedule. The currently effective Pricing Schedule is hereby replaced in its entirety with the Pricing Schedule attached hereto.

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              Section 3.  Waivers.  (a) The Lenders waive (including for purposes of Section 3.2 of the Inventory Credit Agreement) any Default occurring on account of the Borrower's (i) failure to be in compliance with Section 5.6 of the Inventory Credit Agreement as of June 30, 2001 or September 30, 2001 or (ii) entering into the agreements attached to the Borrower's letter to the Administrative Agent dated June 28, 2001 or into definitive agreements substantially on the terms and conditions set forth in the term sheets attached to such letter.

              (b) The Borrower understands and accepts:

              (i) the interim nature of the waivers provided hereby, and that the Lenders have given no assurances that they will extend the waivers provided hereby or provide other waivers under or amendments to the Inventory Credit Agreement or any other Financing Document;

              (ii) that except as expressly set forth herein, the waivers contained herein shall not constitute a waiver or amendment of any term or condition of the Inventory Credit Agreement or any other Financing Document and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects, and that no failure or delay by the Lenders or any one of them in exercising any right, power or privilege under any Financing Document, or any other action taken or not taken or statement made, during the period prior to the date hereof or during the Waiver Period shall operate as a waiver thereof or obligate any Lender to agree to an extension of the waivers provided hereby or any other waiver under or amendment to any Financing Document; and

              (iii) that the Lenders are under no obligation to extend, and in their sole and absolute discretion may refuse to extend, (A) the waivers in clause (i) of Section 3(a) to dates beyond September 30, 2001 or (B) the Waiver Period.

              Section 4. Waiver Period Covenants. (a) Financial Covenant. The Borrower agrees that for the fiscal quarters ending June 30, 2001 and September 30, 2001, EBITDAPO shall not be less than $0 and $12.5 million, respectively. Compliance with this covenant for each quarter shall be determined upon the delivery of the financial statements for such quarter pursuant to Section 5.1(b) of the Inventory Credit Agreement, such financial statements to be accompanied by a certificate of the Borrower

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         demonstrating in reasonable detail the calculation of EBITDAPO for such quarter.

              (b) Negative Covenants. The Lenders party hereto agree that during the Waiver Period, the Borrower shall not be required to comply with Sections 5.5 and 5.9 of the Inventory Credit Agreement. The Borrower agrees that during the Waiver Period, it will comply with the following covenants (except in any instance where such compliance is waived by the subsequent written consent of the Required Lenders):

              (i) Debt and Guarantees. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Debt or any Guarantees, except:


                   (A) Debt or Guarantees created under the Financing
              Documents or the Receivables Documents;

                   (B) Debt or Guarantees of the Borrower and its
              Subsidiaries existing on the date hereof and set forth in
              Schedule 4(b)(i)(B) hereto;

                   (C) Debt of the Borrower to any Subsidiary and Debt of
              any Subsidiary to the Borrower or any other Subsidiary, in each case, in the ordinary course of business consistent with past practices;

                   (D) Guarantees (1) by the Borrower of Debt of any
              Subsidiary permitted under this Section 4(b)(i), (2) by the Borrower in connection with joint ventures to the extent permitted by Section 4(b)(iii) and (3) by any Subsidiary of Debt of the Borrower or any other Subsidiary permitted under this Section 4(b)(i);

                   (E) as an account party in respect of trade letters of
              credit in the ordinary course of business;

                   (F) other Debt or Guarantees in an aggregate principal
              amount not exceeding $10,000,000 at any time outstanding plus the amount of all Debt or Guarantees permitted under clause
              (B) above that has been repaid in the aggregate; provided that any repaid Debt that provides the basis for incurring Debt pursuant to


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              this clause (F) may not be made the basis for incurring
              any Debt pursuant to clause (I);

                   (G) Debt (including sale/leasebacks) or Guarantees
              arising with respect to Columbus Coatings Company ("CCC") or Chicago Cold Rollings, LLC ("CCR");

                   (H) Debt incurred in the ordinary course of business by
              Hibbing Taconite Company not requiring and without the consent of the Borrower, in an aggregate outstanding principal amount not exceeding $5,000,000;

                   (I) extensions, renewals or refinancings (including
              sale/leasebacks) of any of the Debt or Guarantees permitted under Sections 4(b)(i)(A) - (H), but only to the extent such extended, renewed or refinanced Debt or Guarantees (a) is in an aggregate principal amount not greater than the aggregate outstanding principal amount of the Debt or Guarantees being extended, renewed or refinanced, or in the case of sale/leasebacks, the fair market value of the property, plus, in any case, the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (b) has terms, conditions and covenants, taken as a whole, substantially similar and no more restrictive than those contained in the Inventory Credit Agreement, as amended by this Amendment and Waiver, or if such Debt or any such Guarantee has a new or more restrictive financial covenant, as determined by the Administrative Agent, then the benefits thereof shall have been made available to the Lenders under the Inventory Credit Agreement and shall remain so long as the Debt or Guarantees in which such covenant was established remains outstanding, (c) has a final maturity date, or a committed term ending, after or concurrent with the final maturity date of the Debt or Guarantees being extended, renewed or refinanced and (d) at the time of and after giving effect to such extension, renewal or refinancing, no Default has occurred or will occur or be continuing.

              (ii) Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset relating to its steel operations and steel manufacturing activities now owned or hereafter acquired by it, or assign or sell any income or revenues (excluding accounts receivable and any related assets

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         sold pursuant to the Receivables Documents) in respect thereof, or in any event, with respect to any Collateral constituting part of the Borrowing Base, except:

                   (A) Liens created under the Financing Documents or the
              Receivables Documents;

                   (B) any Lien on any property or asset of the Borrower or
              any Subsidiary existing on the date hereof and set forth in
              Schedule 4(b)(ii)(B) plus any Liens existing on the date hereof not so scheduled securing Debt or other obligations in an aggregate amount not to exceed $5,000,000;

                   (C) (1) Liens imposed by law for taxes that are not yet
              due; (2) Liens being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall have been set aside on the books of the applicable party, and such contest operates to suspend enforcement of a Lien; (3) carriers', warehousemen's, mechanics', materialmen's, suppliers', repairmen's, landlord's and other like Liens imposed by law (other than Federal Liens for amounts due), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, except to the extent any such Liens are being contested in good faith by appropriate proceedings and the applicable party has set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested amount, charge, levy or claim and enforcement of a Lien; (4) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; and (5) Liens or deposits to secure the performance of tenders, bids, trade contracts, leases, progress or advance payments, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; provided, in each case, that the Borrower shall pay any obligations giving rise to such Lien immediately upon commencement of proceedings to foreclose such Lien unless the same shall be stayed or a surety bond, which is reasonably satisfactory to the Administrative Agent and, in the event the Lien is on Collateral, is delivered to the Administrative Agent;


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                   (D) Liens on property, plant and equipment and related
              general intangibles relating to industrial revenue and pollution control bonds in the ordinary course of business;

                   (E) (1) easements, zoning restrictions, rights-of-way
              and similar encumbrances on real property imposed by law or arising in the ordinary course of business and (2) title defects or irregularities, which do not, in either case, secure any monetary obligation and, in the case of Liens created, incurred or assumed after the Amendment No. 4 Effective Date, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

                   (F) judgment liens in respect of judgments that do not
              constitute an Event of Default under Section 6.1(k) of the Inventory Credit Agreement;

                   (G) Liens securing refinancings of Debt or Guarantees
              permitted by Section 4(b)(i)(I) secured by Liens permitted by
              (B) and (D) above, provided that such replacement Liens encumber the same assets and to the same extent as the Liens being replaced thereby;

                   (H) Liens in favor of the Borrower or a Subsidiary;

                   (I) Permitted Liens (as defined in the Inventory
              Security Agreement);

                   (J) Liens in connection with Debt or Guarantees
              permitted by Sections 4(b)(i) and (iii); and

                   (K) Liens securing Debt permitted by clause (H) of
              Section 4(b)(i).

              (iii) Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase or acquire any capital stock or evidences of indebtedness of, make any loans or advances to, Guarantee any obligations of, or make any investment in (by capital contribution or otherwise), any other Person (other than contributions of regularly scheduled sinking fund payments

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         and interest and amortization payments, or any repayment of principal, together with interest thereon, or investment required on account of any casualty or similar involuntary event, or purchase or otherwise acquire (in one transaction or a series of transactions) assets of any other Person (other than pursuant to scheduled existing rights and options) constituting substantially all of the assets of such Person or of any division or line of business of such Person, except:

                   (A) cash and non-cash loans or advances to, Guarantees
              of obligations of, and investments in, new or Existing Joint Ventures not to exceed $5,000,000 in the aggregate during the Waiver Period, where "Existing Joint Ventures" means, collectively, CCC, CCR, Hibbing Taconite Company, Walbridge Coatings Company, Double G Coatings Company, Mineracoes Brasileiras Reunidos, TWB Company, LLC, South Buffalo Railway Company, Bethlehem Roll Technologies, L.L.C., BethNova Tube, LLC, Chesapeake Heavy Machine Services, L.L.C., Columbus Processing Company L.L.C., Indiana Pickling and Processing Company, MetalSite Inc., OneBuild.com Inc., Steel Construction Systems and Steel Health Resources;

                   (B) loans or advances made by the Borrower to any
              Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary;

                   (C) investments by the Borrower or a Subsidiary in a
              Subsidiary or any transaction permitted by Section
              4(b)(iv)(B); and

                   (D) investments in (1) direct obligations of, or
              obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (2) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, an A-1/P-1 credit rating obtainable from S&P or from Moody's; (3) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any


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              domestic office of any commercial bank organized under
              the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and (4) investments in money market mutual funds having assets in excess of $2,000,000,000.

              (iv) Fundamental Changes; Sale of Assets. (A) The Borrower will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of all or any material portion of its property (in each case, whether now owned or hereafter acquired). Notwithstanding the foregoing, the Borrower and its Subsidiaries may (1) make sales of inventory in the ordinary course, (2) make sales of worn out, obsolete, scrap or surplus assets, (3) sell accounts receivable and related assets pursuant to the Receivable Documents, (4) make sales permitted by Section 5.7 of the Inventory Credit Agreement and (5) make sales of all or a portion of the Borrower or any Subsidiary's interest in (u) Hibbing Taconite Company, (v) Mineracoes Brasileiras Reunidos, (w) South Buffalo Railway Company, (x) other assets (including capital stock of a Subsidiary) not to exceed $25,000,000 in aggregate book value, (y) CCC and (z) CCR, in each case, the proceeds of which are concurrently used to repay Loans under the Inventory Credit Agreement (but not reduce the Commitments), provided that proceeds from the sale of all or substantially all of the Borrower's or any Subsidiary's interest in CCR may be used to repay debt of CCR outstanding under the Credit Agreement dated as of March 14, 1996 between CCR and Bank of America, N.A., successor to NationsBank, N.A.

                   (B) The Borrower will not, and will not permit any
              Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (1) any Subsidiary (other than the Special Purpose Members) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (2) any Subsidiary may merge into another Subsidiary and (3) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary.

                   (C) The Borrower will not, and will not permit any
              Subsidiary to, enter into sale/leaseback arrangements other than

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                   those sale/leaseback arrangements with respect to Debt
              or Guarantees scheduled pursuant to Section 4(b)(i)(B) or other scheduled existing rights and options.

                   (D) The Borrower will not, and will not permit any of
              its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Amendment and Waiver and businesses reasonably related thereto.

                   (E) The Borrower will not change its fiscal year.

              (v) Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (A) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (B) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (C) the Borrower may declare and pay regularly scheduled dividends with respect to its preferred stock for the fiscal quarters ending June 30, 2001, September 30, 2001 and December 30, 2001 in an aggregate amount not to exceed $31,000,000, provided that the Borrower shall not be permitted to declare such dividends for the fiscal quarters ending September 30, 2001 and December 31, 2001 unless at the time such dividends are declared the sum of the Borrower's Inventory Availability, Receivables Availability and Cash Availability exceeds $50 million and $100 million, respectively, and provided further that no Restricted Payments may be declared pursuant to clause (C) or paid pursuant to the proviso to the definition of Restricted Payment below if at the time of declaration or payment, as the case may be, a Default exists. "Restricted Payment" means any cash dividend with respect to any shares of any class of capital stock of the Borrower or any Subsidiary, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any prepayment, redemption, purchase or retirement of any notes or debentures or other Debt (other than the Loans) prior to the final maturity thereof (other than regularly scheduled sinking fund payments and interest and amortization payments, any repayment of principal, together with interest thereon, required on account

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         of any casualty or similar involuntary event), provided that the
         Borrower may, and may permit its Subsidiaries to, repay Debt owed by such Person (x) in respect of existing Guarantees of obligations of CCR in an aggregate amount not to exceed $2,000,000 and (y) in respect of Debt outstanding under the amended and restated credit agreement dated September 29, 2000 between the Borrower and RZB Finance LLC in an aggregate amount not to exceed $1,000,000, if, at the time of each such payment, the sum of the Borrower's Inventory Availability, Receivables Availability and Cash Availability exceeds $100 million.

              (c) As soon as available and in any event within 15 Domestic Business Days after the end of each fiscal month, the Borrower agrees to deliver to each of the Lenders, consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such month and the related consolidated statements of income for such month and for the portion of the Borrower's fiscal year ended at the end of such month and statements of cash flow for the portions of the Borrower's fiscal year ended at the end of such month, and such other reporting information reasonably requested by the Lenders, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency by the Chief Financial Officer, the Treasurer or the Controller of the Borrower.


              (d) The Borrower agrees that its failure to observe or perform any covenant contained in Sections 4(a), 4(b) and 4(c) of this Amendment and Waiver shall constitute an Event of Default for all purposes of the Inventory Credit Agreement; provided that the Borrower's failure to observe or perform the covenant contained in
         Section 4(b)(ii) caused by any Lien arising involuntarily shall constitute an Event of Default on and after 30 days after an officer of the Borrower obtains knowledge thereof. The Borrower further agrees that in the event that (1) (x) a definitive agreement with respect to the forbearance of the Borrower's liabilities with respect to CCR (the "CCR Forbearance") has not become effective in accordance with its terms by July 6, 2001 or (y) a definitive agreement with respect to the forbearance of the Borrower's liabilities with respect to CCC (the "CCC Forbearance", together with the CCR Forbearance, the "Forbearances") has not become effective in accordance with its terms by July 3, 2001, in each case, substantially on the terms and conditions set forth in the relevant term sheet or draft attached to the letter referred to in Section 3 hereof, or (2) either Forbearance ceases to be in full force and effect during the Waiver Period, such failure shall constitute an Event of Default for all purposes of


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         the Inventory Credit Agreement, provided that each Forbearance may be replaced with a forbearance on substantially the same terms and conditions as such Forbearance, so long as the Borrower is not required to and does not post additional collateral with respect to any such replacement forbearance.

              (e) During the Waiver Period, in the event that the Borrower issues any equity securities for cash (other than pursuant to and in accordance with existing stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries), the net proceeds of any such issuance shall be used to repay Loans under the Inventory Credit Agreement (but not reduce the Commitments).

              Section 5. Financing Document. The Borrower agrees that this Amendment and Waiver shall be considered a "Financing Document" for all purposes of the Inventory Credit Agreement.

              Section 6. Inventory Security Agreement Supplement. The Borrower agrees that no later than 10 Domestic Business Days after the Amendment No. 4 Effective Date it will enter into (and cause Bethlehem Steel Credit Affiliate One, Inc. and Bethlehem Steel Credit Affiliate Two, Inc. to agree to) a supplement to the Inventory Security Agreement (the "Inventory Security Agreement Supplement") to be in form and substance reasonably satisfactory to the Administrative Agent providing the Collateral Agent with a Lien on and a pledge of the Borrower's cash and cash equivalents (other than funds and accounts subject to the Receivables Documents and not including any cash, cash equivalents or accounts of any Subsidiary). The Lenders hereby consent to the execution and delivery of the Inventory Security Agreement Supplement by the Administrative Agent, in its capacity as Collateral Agent, and the Borrower.

              Section 7. Release of Bank Liability. The Borrower, for itself and on behalf of its affiliated entities, successors, assigns and legal representatives (the "Borrower Parties"), jointly and severally releases, acquits and forever discharges the Administrative Agent and each Lender (collectively, the "Bank Parties"), and their respective subsidiaries, parents, affiliates, officers, directors, employees, agents, attorneys, successors and assigns, both present and former (collectively, the "Banks' Affiliates") from any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in contract, tort, law or equity which the Borrower or any other Borrower Party has or may have against any of the Bank Parties and/or the Banks' Affiliates by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring prior to the date hereof, including but not limited to any claim or defense that relates to, in whole or in part, directly or indirectly, (i) the making or administration of the Loans, including without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called "lender liability theories", (ii) any covenants, agreements, duties or obligations set forth in the Financing
Documents, (iii) any actions or omissions of any of the Bank
Parties and/or the Banks' Affiliates in connections with the initiation or continuing exercise of any right or remedy contained in the Financing Documents or at law or in equity, (iv) lost profits, (v) loss of business opportunity, (vi) increased financing costs, (vii) increased legal or other administrative fees, or (viii) damages to business reputation.

     Section 8. Representations and Warranties. (a) The Borrower has heretofore furnished to the Administrative Agent (i) on a monthly basis for the 2001 fiscal year a computation of the Borrower's actual and projected liquidity position (including cash, receivables, inventory and borrowings), (ii) on a quarterly basis for the 2001 fiscal year and annually thereafter through the Termination Date, a projected business plan with financial forecasts and (iii) an analysis of the business and prospects of the Borrower and its Subsidiaries from the Amendment No. 4 Effective Date through the Termination Date, all such projections disclosing all assumptions made by the Borrower in formulating such projections. The projections are based upon reasonable estimates and assumptions, all of which are reasonable in light of the conditions which existed at the time the projections were made, have been prepared on the basis of the assumptions stated therein, and reflect as of the Amendment No. 4 Effective Date the good faith estimate of the Borrower of the results of operations and other information projected therein.

         (b) The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement (other than Section 4.4(c)) will be true on and as of the Amendment No. 4 Effective Date and (ii) no Default will have occurred and be continuing on such date, except in any case as expressly contemplated to be waived by this Amendment and Waiver.

         (c) Without limiting the generality of the foregoing clause (b), the Borrower further represents and warrants that all information furnished by the

Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Amendment and Waiver or any transaction contemplated hereby is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is stated or certified. It is understood that the foregoing is limited to the extent that (i) information relating to the steel industry generally is to the best of the Borrower's knowledge, (ii) projections have been made in good faith by the management of the Borrower and in the view of the Borrower's management are reasonable in light of all information known to management as of the Amendment No. 4 Effective Date, and
(iii) no representation or warranty is made as to whether the projected results will be realized. The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may so affect (to the extent that the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under any of the Financing Documents.


     Section 9. Governing Law. This Amendment and Waiver shall be governed by and construed in accordance with the laws of the State of New York.


     Section 10. Counterparts. This Amendment and Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


     Section 11. Effectiveness. (a) This Amendment and Waiver shall become effective as of the date hereof on the date (the
"Amendment No.  4 Effective Date") when:

                   (i) the Administrative Agent shall have received from each of the Borrower and the Required Lenders a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof;

                   (ii) the Administrative Agent shall have received evidence satisfactory to it that the Required Buyers (as defined in the Receivables Purchase Agreement), the Borrower, Bethlehem Steel Funding, LLC, Bethlehem Steel Credit Affiliate One, Inc., Bethlehem Steel Credit

              Affiliate Two, Inc. and the Administrative Agent have executed and delivered Amendment No. 4 to the Receivables Purchase Agreement and all conditions to the effectiveness thereof, other than the reaffirmation of the rating assigned to the Buyers' Certificates (as defined in the Receivables Purchase Agreement) by Standard & Poor's Ratings Group, have been satisfied; and

                   (iii) the Administrative Agent shall have received
              confirmation that the Borrower has paid all statements of Davis Polk & Wardwell, special counsel for the Administrative Agent, that have been rendered to the Borrower at least one Domestic Business Day prior to the Amendment No. 4 Effective Date in respect of this Amendment and Waiver or other matters related to or arising under the Inventory Credit Agreement.

         (b) No later than the first Domestic Business Day after the Amendment No. 4 Effective Date, the Borrower shall pay the Administrative Agent, in immediately available funds (i) for the account of each Lender that has evidenced its agreement hereto by 3:00 P.M. (New York City time) on the later of (x) June 29, 2001 and (y) the date the Administrative Agent issues a notice to the Lenders saying this Amendment and Waiver has become effective, a fee of 0.25% of such Lender's Commitment (as of the opening of business on the date hereof) and (ii) solely for its own account, an arrangement fee in connection with this Amendment and Waiver in the amount separately agreed between the Borrower and the Administrative Agent.

                   IN WITNESS WHEREOF, the parties hereto have caused this
              Amendment to be duly executed as of the date first above written.

                              BETHLEHEM STEEL CORPORATION


                              By:  /s/ G. L. Millenbruch
                                 --------------------------------
                                 Name:  G. L. Millenbruch
                                 Title: Vice Chairman & Chief
                                        Financial Officer

                              1170 Eighth Avenue
                              Bethlehem, PA 18016

                              Telephone: (610) 694-2603
                              Facsimile: (610) 694-1258
                              Attention: Leonard M. Anthony






                              MORGAN GUARANTY TRUST
                              COMPANY OF NEW YORK, as Administrative,
                              Structural and Collateral Agent



                               By:  /s/ James H. Ramage
                                 --------------------------------
                                 Name:  James H. Ramage
                                 Title: Managing Director

                                LENDERS:


                                THE CHASE MANHATTAN BANK


                                By:  /s/ James H. Ramage
                                   --------------------------------
                                   Name:  James H. Ramage
                                   Title: Managing Director

                                BANK OF AMERICA, N.A.



                                By:  /s/ Robert Y. Bennett
                                   --------------------------------
                                   Name:  Robert Y. Bennett
                                   Title: Managing Director

                                GENERAL ELECTRIC
                                  CAPITAL CORPORATION




                                By:  /s/ Janet K. Williams
                                   --------------------------------
                                   Name:  Janet K. Williams
                                   Title: Duly Authorized Signatory

                                THE BANK OF NEW YORK




                                By:  /s/ Walter C. Parelli
                                   --------------------------------
                                   Name:  Walter C. Parelli
                                   Title: Vice President

                                FIRST UNION NATIONAL BANK




                                By:
                                   --------------------------------
                                   Name:
                                   Title:

                                UBS, AG
                                  STAMFORD BRANCH




                                By:
                                   --------------------------------
                                   Name:
                                   Title:




                                By:
                                   --------------------------------
                                   Name:
                                   Title:

                                BANK ONE, N.A.




                                By:  /s/ William V. Clifford
                                   --------------------------------
                                   Name:  William V. Clifford
                                   Title: First Vice President

                                CITIBANK, N.A.




                                By: /s/
                                   --------------------------------
                                   Name:
                                   Title:

                                SOCIETE GENERALE




                                By: /s/ Anne-Marie Dumortier
                                   --------------------------------
                                   Name:  Anne-Marie Dumortier
                                   Title: Vice President

                                 BANK AUSTRIA
                                   AKTIENGESELLSCHAFT





                                By:
                                   --------------------------------
                                   Name:
                                   Title:



                                By:
                                   --------------------------------
                                   Name:
                                   Title:

                                SUMITOMO MITSUI
                                  BANKING CORPORATION




                                By: /s/ C. Michael Garrido
                                   --------------------------------
                                   Name:  C. Michael Garrido
                                   Title: Senior Vice President

                                SUMMIT BANK BY MERGER NOW KNOWN AS
                                  FLEET NATIONAL BANK




                                By:  /s/ Curt V. Hoyak
                                   --------------------------------
                                   Name:  Curt V. Hoyak
                                   Title: Vice President

                                WILMINGTON TRUST



                                By:  /s/ Joseph M. Finley
                                   --------------------------------
                                   Name:  Joseph M. Finley
                                   Title: Vice President

                                THE INDUSTRIAL BANK OF JAPAN,
                                  LIMITED




                                By:
                                   --------------------------------
                                   Name:
                                   Title:

AGREED AND ACCEPTED:

BETHLEHEM STEEL CREDIT AFFILIATE
ONE, INC.



By:  /s/ G. L. Millenbruch
    ------------------------------
    Name:  G. L. Millenbruch
    Title: Authorized Agent

5111 North Point Boulevard
Sparrows Point, MD 21219-1014

Telephone: (410) 388-7781
Facsimile: (410) 388-7783
Attention: D.K. Schoenen, President


BETHLEHEM STEEL CREDIT AFFILIATE
TWO, INC.



By:  /s/ G. L. Millenbruch
    ------------------------------
    Name:  G. L. Millenbruch
    Title: Authorized Agent

5111 North Point Boulevard
Sparrows Point, MD 21219-1014

Telephone: (410) 388-7781
Facsimile: (410) 388-7783
Attention: D.K. Schoenen, President

                               Pricing Schedule

    Each of "Euro-Dollar Margin", "CD Margin", "Base Rate Margin", "Commitment Fee Rate" and "L/C Fee Rate" means, for any date, the rates set forth below in the row opposite such term and in the column corresponding to the "Pricing Level" that applies at such date.

For any day before October 1, 2001:

-------------------------------------------------------------------------
                Level I   Level II   Level III    Level IV     Level V
-------------------------------------------------------------------------

CD Margin        2.375%    2.625%     2.875%       3.125%       3.375%


Euro-Dollar
Margin            2.25%     2.50%      2.75%        3.00%       3.25%


Base Rate
Margin            1.25%     1.50%      1.75%        2.00%       2.25%


Commitment
Fee Rate          0.50%     0.50%      0.50%        0.50%      0.625%


L/C Fee Rate      2.25%     2.50%      2.75%        3.00%       3.25%


For any day on or after October 1, 2001:

-------------------------------------------------------------------------
                Level I   Level II   Level III    Level IV     Level V
-------------------------------------------------------------------------

CD Margin         2.625%    2.875%     3.125%       3.375%      3.625%


Euro-Dollar
Margin             2.50%    2.75%      3.00%        3.25%        3.50%


Base Rate
Margin             1.50%    1.75%      2.00%        2.25%        2.50%


Commitment
Fee Rate           0.50%    0.50%      0.50%        0.50%        0.625%


L/C Fee Rate       2.50%    2.75%      3.00%        3.25%        3.50%


For purposes of this Schedule, the following terms have the following meanings:

"Level I Pricing" applies on any day if on such day the Borrower's unsecured long-term debt is rated BB+ or higher by S&P and Ba1 or higher by Moody's.

"Level II Pricing" applies on any day if on such day Level I Pricing does not apply and the Borrower's unsecured long-term debt is rated BB or higher by S&P and Ba2 or higher by Moody's.

"Level III Pricing" applies on any day if on such day no lower Pricing Level applies and the Borrower's unsecured long-term debt is rated BB- or higher by S&P and Ba3 or higher by Moody's.

"Level IV Pricing" applies on any day if on such day no lower Pricing Level applies and the Borrower's unsecured long-term debt is rated B+ or higher by S&P and B1 or higher by Moody's.

"Level V Pricing" applies on any day if no lower Pricing Level applies on such day.

"Pricing Level" refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing or Level V Pricing applies. Level I Pricing is the lowest Pricing Level and Level V Pricing is the highest Pricing Level.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior secured bank debt of the Borrower, or if no such Credit Rating is available, the rating assigned to the unsecured long-term public debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date.